KRONOS WORLDWIDE, INC. ANNOUNCES QUARTERLY DIVIDEND

DALLAS, TEXAS – February 9, 2012 – Kronos Worldwide, Inc. (NYSE:  KRO) announced that its board of directors has declared a regular quarterly dividend of fifteen cents ($0.15) per share on its common stock, payable on March 22, 2012 to stockholders of record at the close of business on March 8, 2012.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

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